UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2006 (September 25, 2006)
BOSTON LIFE SCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On September 25, 2006, Boston Life Sciences, Inc., a Delaware corporation (the “Company”) announced statistically significant results for the primary endpoint from the Company’s POET-1 (Parkinson’s or Essential Tremor) trial for the ALTROPANE® molecular imaging agent. The POET-1 trial was designed to assess whether ALTROPANE imaging is more accurate than the clinical diagnosis of primary care physicians (“PCP”) to distinguish between tremors caused by Parkinsonian Syndrome and those associated with other disorders, as judged by comparison to a definitive diagnosis by movement disorder specialists. ALTROPANE scans showed statistically significant superiority over the diagnosis of PCPs on measures of both specificity and sensitivity, the primary endpoint of the trial. Based on data analyzed to date, with the exception of one “possibly-related” urinary tract infection that resolved after treatment, there were no drug-related serious adverse events. In order to avoid potential bias to further clinical development of ALTROPANE and in keeping with Food and Drug Administration (the “FDA”) guidance to the Company, detailed results of the trial cannot be disclosed at this time.
     As previously announced in March 2006, the Company ended the POET-1 trial early with approximately 30 percent fewer patients than originally specified because non-blinded data indicated that the error rate of general practitioners in the trial was higher than had been anticipated in the trial design.
     The Company is working with expert advisors and the FDA to determine the most-direct route to FDA approval, and to finalize its plans for POET-2 and the remaining clinical development of ALTROPANE. The Company plans to provide further guidance to its investors as it gains insight into what further work will be required to seek regulatory approval, including specifics regarding POET-2 and any other studies that may be necessary.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.
Date: September 28, 2006	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer